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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Perry                Richard                     C.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

 c/o Perry Capital
599 Lexington Avenue
--------------------------------------------------------------------------------
                                    (Street)

  New York                 NY                   10022
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Natus Medical, Inc. ("Baby")
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

   August, 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by One Reporting Person
   |X|  Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                                         By Perry Partners,
$0.001 per share           8/22/02        P        V      17,294      (A)    $3.71    (2)               I       L.P. (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                                         By Perry Partners,
$0.001 per share           8/22/02        P        V     147,368      (A)    $3.71    (2)               I       L.P. (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Perry Partners
Common Stock, par value                                                                                         International,
$0.001 per share           8/22/02        P        V      46,759      (A)    $3.71    (2)               I       Inc. (3)
------------------------------------------------------------------------------------------------------------------------------------
          (1)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) See Attachment A

(2) See Attachment B

(3) See Attachment C


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

          /s/ Richard C. Perry                              August 29, 2002
---------------------------------------------            -----------------------
             Richard C. Perry                                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Form 4
Name and Address:               Richard C. Perry
                                c/o Perry Capital
                                599 Lexington Avenue
                                New York, NY 10022

Issuer Name & Ticker Symbol:    Natus Medical, Inc. ("Baby")
Statement for Month/Year:       August 2002

                                  Attachment A

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Perry Partners
Common Stock, par value                                                                                         International,
$0.001 per share           8/22/02        P        V     381,379      (A)    $3.71    (2)               I       Inc. (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                                         By Perry Partners,
$0.001 per share           8/22/02        P        V     134,550      (A)    $3.49    (2)               I       L.P. (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                                         By Perry Partners,
$0.001 per share           8/22/02        P        V      53,820      (A)    $3.49    (2)               I       L.P. (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Perry Partners
Common Stock, par value                                                                                         International,
$0.001 per share           8/22/02        P        V     363,250      (A)    $3.49    (2)               I       Inc. (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Perry Partners
Common Stock, par value                                                                                         International,
$0.001 per share           8/22/02        P        V     145,300      (A)    $3.49    (2)               I       Inc. (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                                         By Auda Classics,
$0.001 per share           8/22/02        P        V       2,200      (A)    $3.49    (2)               I       PLC (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                                         By Auda Classics,
$0.001 per share           8/22/02        P        V         880      (A)    $3.49    (2)               I       PLC (3)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).
--------------------------------------------------------------------------------

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form
                 displays a currently valid OMB control number.

Form 4
Name and Address:                Richard C. Perry
                                 c/o Perry Capital
                                 599 Lexington Avenue
                                 New York, NY 10022

Issuer Name & Ticker Symbol:     Natus Medical, Inc. ("Baby")
Statement for Month/Year:        August 2002

                                  Attachment B

Securities beneficially owned by Mr. Perry and Perry Corp. consist of the following:

(a) 1,200,459 shares of Common Stock owned by Perry Partners, L.P.

(b) 3,114,997 shares of Common Stock owned by Perry Partners International, Inc.

(c) 32,944 shares of Common Stock owned by Auda Classics, PLC.

Form 4
Name and Address:                Richard C. Perry
                                 c/o Perry Capital
                                 599 Lexington Avenue
                                 New York, NY 10022

Issuer Name & Ticker Symbol:     Natus Medical, Inc. ("Baby")
Statement for Month/Year:        August 2002

                                  Attachment C

(a) The managing general partner of Perry Partners, L.P. is Perry Corp., of which Mr. Perry is the President and the sole shareholder. Perry Corp. and Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Perry Partners, L.P. Mr. Perry disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that Mr. Perry is the beneficial owner of the shares for purposes of Section 16 or for any other purpose.

(b) The investment manager of Perry Partners International, Inc. is Perry Corp., of which Mr. Perry is the President and the sole shareholder. Perry Corp. and Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Perry Partners International, Inc. Mr. Perry disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that Mr. Perry is the beneficial owner of the shares for purposes of Section 16 or for any other purpose.

(c) Perry Corp., of which Mr. Perry is the President and the sole shareholder, holds the power to vote and dispose of the shares held by Auda Classics, PLC pursuant to an investment contract with Auda Classics, PLC. Perry Corp. and Mr. Perry may be deemed to have voting and dispositive power with respect to the shares held by Auda Classics, PLC. Mr. Perry disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that Mr. Perry is the beneficial owner of the shares for purposes of Section 16 or for any other purpose.

                             Joint Filer Information

Name:                     Perry Corp.

Address:                  c/o Perry Capital
                          599 Lexington Avenue
                          New York, NY 10022

Designated Filer:         Richard C. Perry

Issuer & Ticker Symbol:   Natus Medical, Inc. ("Baby")

Statement for Mo/Year:    August, 2002


                             PERRY CORP.


                             By: /s/ Richard C. Perry                    8/29/02
                                ------------------------------------------------
                                Name: Richard C. Perry                     Date
                                Title: President